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                                                                 EXHIBIT 5.1


                                June 25, 1998

BearCom Group, Inc.
11545 Pagemill Road
Dallas, Texas 75243

Gentlemen:

We have served as counsel for BearCom Group, Inc., a Texas corporation (the "Company"), and certain stockholders of the Company (the "Selling Stockholders"), in connection with the Registration Statement on Form S-1 (No. 333-50869) (the "Registration Statement"), covering the proposed initial public offering of 3,333,000 shares of Common Stock, $0.01 par value, of the Company ("Common Stock") by the Company (together with the 563,850 shares of Common Stock subject to an over-allotment option in favor or the Underwriters, the "Company Shares"), and 426,000 shares of Common Stock by the Selling Stockholders (the "Selling Stockholders Shares"). The Company Shares and the Selling Stockholders Shares are collectively referred to hereinafter as the "Shares."

As such counsel, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, or sold and delivered, in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement and in the Underwriting Agreement described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."

Very truly yours,

GARDERE & WYNNE, L.L.P.


By: /s/ LAWRENCE B. GOLDSTEIN
   -----------------------------------
   Lawrence B. Goldstein, Partner